EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated June 17, 2008, accompanying the statement of condition including the related portfolio schedule of Investment Grade Municipal Trust, Series 77 (included in Van Kampen Unit Trusts, Municipal Series 701) as of June 17, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-151551) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


GRANT THORNTON LLP

New York, New York
June 17, 2008